SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                             CareMatrix Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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      2.    Aggregate number of securities to which transaction applies:

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      3.    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      4.    Proposed maximum aggregate value transaction:

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      5.    Total fee paid:

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|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

      1.    Amount previously paid:

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      4.    Date Filed:

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

                               [CAREMATRIX LOGO]

                                197 First Avenue
                          Needham, Massachusetts 02494

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  TO BE HELD ON
                               SEPTEMBER 18, 2000

      The Annual Meeting of Stockholders of CareMatrix Corporation (the "Company") will be held on Monday, September 18, 2000 at 10:00 a.m. at the Brazilian Court Hotel located at 301 Australian Avenue, Palm Beach, Florida 33480, for the following purposes:

      1. To elect the members of the Board of Directors who shall hold office until the next annual meeting of stockholders and thereafter until their successors are duly elected and qualified.

      2. To consider and act upon a proposal to amend the Company's 1996 Equity Incentive Plan.

      3. To consider and act upon an amendment to the Company's Restated Certificate of Incorporation to effect a one for eighteen reverse stock split with respect to all shares of the Company's common stock issued and outstanding to take effect as of the date of the filing of the requisite amendment with the Secretary of State of Delaware.

      4. To consider and act upon such other business and matters or proposals as may properly come before said Annual Meeting or any adjournment or adjournments thereof.

      The Board of Directors has fixed the close of business on August 9, 2000 as the record date for determining the stockholders having the right to receive notice of and to vote at said Annual Meeting.

                                              By Order of the Board of Directors


                                              David B. Currie
                                              Secretary

Needham, Massachusetts
August 24, 2000

      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE. RETURNING THE ENCLOSED PROXY WILL NOT AFFECT YOUR RIGHT TO ATTEND THE MEETING AND VOTE YOUR SHARES IN PERSON.

                             CareMatrix Corporation
                                197 First Avenue
                                Needham, MA 02494

                                   -----------

                                 PROXY STATEMENT

                                   -----------

                         ANNUAL MEETING OF STOCKHOLDERS
                               September 18, 2000

      This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of CareMatrix Corporation (the "Company") of proxies for use at the Annual Meeting of Stockholders of the Company to be held, pursuant to the accompanying Notice of Annual Meeting, on Monday, September 18, 2000 at 10:00 a.m., at the Brazilian Court Hotel located at 301 Australian Avenue, Palm Beach, Florida 33480, and at any adjournment or adjournments thereof (the "Annual Meeting"), for the purposes stated in the accompanying Notice of Meeting. Action will be taken at the Annual Meeting (i) to elect the members of the Board of Directors for the ensuing year and until their successors are duly elected and qualified (ii) to consider and act upon a proposal to amend the Company's 1996 Equity Incentive Plan, and (iii) to approve a one for eighteen reverse stock split with respect to all shares of the Company's Common Stock.

      Any stockholder giving a proxy retains the power to revoke such proxy at any time prior to its being voted by (i) delivering a written revocation to the Secretary of the Company, (ii) by executing and returning to the Company a proxy bearing a later date, or (iii) by attending the Annual Meeting and voting his or her shares in person. Any stockholder who attends the Annual Meeting in person will not be deemed to have revoked his or her proxy unless such stockholder affirmatively indicates at the Annual Meeting his or her intention to vote the shares in person. If the proxy is properly executed and is not revoked, it will be voted at the Annual Meeting in the manner specified. If no instructions are specified, the shares represented by the proxy will be voted "for" the election of the nominees for directors named herein and "for" the approval of Items 2 and 3 in the Notice of Meeting. Proxies solicited by the Board of Directors confer discretionary authority to vote on any matter to come before the meeting with respect to which the Company did not receive notice prior to July 25, 2000.

      The Company mailed this Proxy Statement and the related form of proxy on or about August 31, 2000 to its stockholders of record at the close of business on August 9, 2000.

                                VOTING SECURITIES

      The holders of record of shares of the Company's Common Stock, $.05 par value per share (the "Common Stock"), and Series A Cumulative Convertible Preferred Stock, $.01 par value per share (the "Series A Preferred Stock"), at the close of business on August 9, 2000 may vote at the Annual Meeting. On that date, there were outstanding and entitled to vote 19,396,063 shares of Common Stock and 7,100 shares of Series A Preferred Stock. Each stockholder has one vote at the Annual Meeting for each share of Common Stock and/or Series A Preferred Stock held of record on said date. A majority of issued and outstanding shares of capital stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum for the transaction of business.

      Directors will be elected at the Annual Meeting by a plurality of the votes cast at the meeting by those entitled to vote. Votes may be cast either in favor of the election of the nominees for director or withheld. Votes that are withheld will have no effect on the outcome of the election of directors. Approval of Item 2, amendment of the 1996 Equity Incentive Plan, requires the approval of a majority of the votes so cast. Approval of Item 3, the one for eighteen reverse stock split, requires the approval of a majority of the outstanding Common Stock. With respect to Items 2 and 3, where proxies are marked as abstentions (or stockholders appear in person but abstain from voting), such abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will have no effect on the outcome of the approval of the amendment to the 1996 Equity Incentive Plan. However, abstentions will count against the approval of the reverse split. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter for purposes of determining the presence of a quorum.

                                     ITEM 1.
                              ELECTION OF DIRECTORS

      The Company's By-laws provide that the Board of Directors shall consist of not less than one nor more than 10 directors, the exact number to be fixed by the Board of Directors. The Board of Directors has currently fixed the number of directors at five; however, the By-laws provide that, within the limits specified above, the number of directors may at any time be increased or decreased by the vote of the Board.

      The nominees for election to the Board of Directors consist of Abraham D. Gosman, Andrew D. Gosman, Michael M. Gosman, Robert Cataldo and Thomas J. Magovern. The nominees were nominated by the Board of Directors. If elected, the nominees will serve as directors until the next Annual Meeting of Stockholders and thereafter until their respective successors are duly elected and qualified.

      In the event that any of the nominees becomes unavailable to serve as a director of the Company, the persons named as proxies have discretionary authority to vote for a substitute. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected.

Nominees for Election

      Each of the following directors has been nominated for election at the Annual Meeting:

      Abraham D. Gosman, age 71, has served as Chairman of the Board of Directors of the Company since October 1996 and as the Company's Chief Executive Officer since April 15, 1999. In addition, he has served as the Chairman of the Board of Directors and Chief Executive Officer of Innovative Clinical Solutions, Ltd. ("ICSL"), a publicly-traded, physician-driven, integrated medical management company, from 1996 until July, 1999. On July 14, 2000, ICSL filed for Chapter 11 bankruptcy protection in Delaware. Mr. Gosman served as Chairman of the Board of Meditrust and its successor Meditrust Corporation, a real estate investment trust, from its inception in 1985 to August 1998 and was its Chief

Executive Officer from 1985 to November 1997. Mr. Gosman also served as the Chairman, Chief Executive Officer and Treasurer of Meditrust Operating Company from November 1997 until August 1998. Mr. Gosman was the Chief Executive Officer and Chairman of the Board of The Mediplex Group, Inc. ("Mediplex"), an operator and developer of health care facilities, from August 1990 until June 1994.

      Andrew D. Gosman, age 34, has served as a director of the Company since October 1996 and as Vice Chairman of the Board of Directors, a post he previously held from October 1996 to August 1997, since April 8, 1999. From August 1997 until April 8, 1999, he served as President of the Company. He served as Executive Vice President of the Company from October 1996 to August 1997. From January to October 1996, he served alternatively as President and Executive Vice President of a group of privately-owned corporations (the "CareMatrix Affiliates") which merged with and into the Company on October 4, 1996. Previously, he served as Executive Vice President of Development for Continuum Care Corporation ("Continuum") from June 1994 to January 1996. He has also served as a Vice President of AMA Funding Corporation and AMA Land Ventures, Inc., two closely held investment and development concerns, since March 1992.

      Michael M. Gosman, age 37, has served as a director of the Company since October 1996 and as its Vice Chairman from August 1997 until April 8, 1999. He is currently a principal with A&M Investors, LLC. Mr. Gosman served as a principal of K&G Associates, a firm which provided consulting services to the Company from April, 1999 until January 15, 2000. Mr. Gosman served as an Executive Vice President - Acquisition and Development of the Company from October 1996 until April 8, 1999. He was Executive Vice President - Assisted Living of the CareMatrix Affiliates from January to October 1996. Previously, he served as the Executive Vice President of Finance and Administration for Continuum from June 1994 to January 1996.

      Robert Cataldo, age 75, has served as a director of the Company since June 1997 and has been the President of Sheldon Corporation, a health care and real estate consulting firm, since July 1983.

      Thomas J. Magovern, age 58, has served as a director of the Company since June 2000. He was a Director of Meditrust from 1985 to 1999 and a Director of Meditrust Operating Company from 1997 to 1999. Mr. Magovern was a Regional Vice President of Real Estate Asset Management of Summit Bank (successor to United Jersey Bank), a New Jersey banking institution, from November 1995 to 1998. He was a principal of Nationwide Financial Corp., a real estate consulting firm, from September 1993 to October 1995. Mr. Magovern was Executive Vice President of Northeast Savings, F.A. from January 1991 until February 1993. Prior to that time he had been Senior Vice President of City Savings Bank, F.S.B. from April 1989 until January 1991 and a Vice President of that bank for more than five years. He holds a New Jersey real estate license and is a member of the Planning Board of Berkeley Heights, New Jersey where he is currently a commercial real estate consultant.

Additional Information Regarding the Board of Directors

      The Board of Directors held 25 meetings during 1999. In addition to the full Board of Directors, the Board of Directors has authorized the following committees:

      Executive Committee. The members of the Executive Committee of the Company's Board of Directors are Thomas J. Magovern and Robert Cataldo. The Executive Committee exercises all of the powers of the Board of Directors between meetings of the Board of Directors, except such powers as are reserved to the Board of Directors by law. The Executive Committee held one meeting during 1999.

      Audit Committee. The members of the Audit Committee of the Company's Board of Directors are Thomas J. Magovern and Robert Cataldo. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans for and results of the audit, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and nonaudit fees and reviews the adequacy of the Company's internal accounting controls. The composition of the Audit Committee currently does not meet Nasdaq's independence requirement because Mr. Cataldo cannot be categorized as "independent." However, the Company has until June 14, 2001 to meet the Nasdaq requirement and intends to expand the Board so as to do so. The Audit Committee held three meetings during 1999.

      Compensation Committee. The members of the Compensation Committee of the Company's Board of Directors are Thomas J. Magovern and Robert Cataldo. The Compensation Committee establishes a general compensation policy for the Company and approves increases both in directors' fees and in salaries paid to the Company's officers and senior employees. The Compensation Committee administers all of the Company's employee benefit plans. The Compensation Committee determines, subject to the provisions of the Company's plans, the directors, officers and employees of the Company eligible to participate in any of the plans, the extent of such participation and terms and conditions under which benefits may be vested, received or exercised. There are no interlocks among the members of the Compensation Committee. The Compensation Committee held one meeting during 1999.

      Special Committee. The members of the Special Committee are Thomas J. Magovern and Robert Cataldo, both of whom are independent of Chancellor Senior Housing Group, Inc. and those companies in which Abraham D. Gosman has an ownership interest in excess of 90% (collectively, "Chancellor"). The Special Committee reviews the Company's strategic alternatives and any related party transactions proposed by the Company's other directors and all proposed transactions involving Chancellor. The Special Committee met 26 times in 1999.

      Family Relationships. Andrew D. Gosman and Michael M. Gosman are sons of Abraham D. Gosman. No other family relationship exists among the Company's directors or executive officers.

      Compensation of Directors. Neither officers who are members of the Board of Directors nor any of Andrew or Michael Gosman receive compensation for serving on the Board. Each other member of the Board receives annual compensation of $15,000 for serving on the Board, plus a fee of $1,000 for each Board of Directors' meeting attended and $500 for telephonic meetings. In addition, such directors receive an additional fee of $500 for each committee meeting attended, except that only one fee will be paid in the event that more than one such meeting is held on a single day. All directors receive reimbursement of reasonable expenses incurred in attending Board and committee meetings and otherwise carrying out their duties.

      The Company's 1995 Non-qualified Stock Option Plan for Non-employee Directors (the "1995 Plan") entitles each non-employee director to a grant of a non-qualified stock option to purchase 1,200 shares of the Common Stock at an exercise price equal to the higher of the average high and low and trade prices and the closing price of the Common Stock on the date of grant. Pursuant to the 1995 Plan, the date of grant is the first Friday following the annual meeting of stockholders at which such individual is elected or re-elected.

                                   MANAGEMENT

Executive Officers

      Executive officers are appointed by and serve at the discretion of the Board of Directors. The following is a biographical summary of the experience of the executive officers of the Company who have not been nominated to serve as directors of the Company:

      Michael J. Zaccaro, age 43, has served as President of the Company since February 14, 2000, as the Chief Operating Officer of the Company since April 8, 1999, and as Executive Vice President of Operations of the Company from October 1996 until April 8, 1999. Previously, he served as Senior Vice President of the CareMatrix Affiliates from December 1995 until October 1996. From 1990 to 1995, Mr. Zaccaro served as Senior Vice President of Continuum and of GWZ Development Corp. Prior to 1990, he was a founder of Athena Health Care Associates and served as its President from 1983 to 1990. Mr. Zaccaro serves as a Vice President and Director of the Connecticut Association of Health Care Facilities.

      David B. Currie, age 36, has served as Senior Vice President, Secretary and General Counsel of the Company since June 1999. He served as Vice President, Assistant Secretary and Associate General Counsel of the Company from June 1998 to June 1999, and he served as Associate General Counsel of the Company from March 1998 to June 1998. Prior to joining the Company, he was associated with the law firm of Choate, Hall & Stewart from September 1993 to March 1998, the law firm of Bacon & Wilson from December 1991 to September 1993, and the law firm of Hale and Dorr, LLP from September 1988 to December 1991.

                             EXECUTIVE COMPENSATION

      The following summary compensation table shows compensation information for the last three completed fiscal years for the Company's former Chief Executive Officer and the five other most highly compensated current and former executive officers (collectively, the "Named Executive Officers"). Abraham D. Gosman, the Company's current Chief Executive Officer, did not receive any compensation from the Company during the past three fiscal years.

                                                             Annual                Long Term
                                                          Compensation           Compensation
                                                          ------------           ------------
                                                                                  Securities
                                                                                  Underlying           All Other
Name                                        Year    Salary($)     Bonus($)          Options        Compensation($)(1)
----                                        ----    ---------     --------          -------        ------------------
Marc H. Benson (2).......................   1999     230,610            --               --                     40
Former President                            1998     226,600            --           30,000                  8,535(6)
                                            1997     206,600            --           70,000                    102
Harold E. Nash, III (3)..................   1999     257,867       500,000           30,000                     67
Former Executive Vice President             1998     257,800            --           70,000                     15
                                            1997     232,800            --           80,000                    102
Michael J. Zaccaro.......................   1999     224,986     1,250,000(7)        30,000                     39
President                                   1998     222,800            --           50,000                      9
                                            1997     207,800            --           60,000                     66
Andrew D. Gosman.........................   1999     240,648            --               --                     19
Vice Chairman and Former                    1998     268,037            --               --                      5
President                                   1997     157,800            --               --                     54
Michael M. Gosman (4)....................   1999     184,054            --               --                     23
Former Executive Vice President             1998     222,274            --               --                      6
                                            1997     157,800            --               --                     66
Robert M. Kaufman (5)....................   1999     184,054       500,000               --                  6,522(8)
Former Chief Executive Officer              1998     255,400        50,000          120,000                     50
                                            1997     255,400            --          100,000                    174

-----------
(1)   Imputed income for Company-paid life insurance.
(2)   Mr. Benson resigned from the Company effective February 2000.
(3)   Mr. Nash resigned from the Company effective May 2000.
(4)   Mr. Gosman resigned from the Company effective April 1999.
(5)   Mr. Kaufman resigned from the Company effective April 1999.
(6) Includes a moving expense allowance of $8,526 and imputed income for Company-paid life insurance of $9.
(7) Includes stock awards having a fair market value of $800,000 to which Mr. Zaccaro is entitled pursuant to his retention agreement with the Company, but of which he has indefinitely deferred his receipt.
(8) This amount was paid for legal expenses associated with his consulting agreement.

Employment, Retention and Other Related Agreements

      The Company currently has a retention agreement with Michael J. Zaccaro, its President. Under the terms of the agreement, Mr. Zaccaro has received or is to receive the following: (a) shares of the Company's Common Stock with a fair market value equal to $500,000 (the "Bonus Shares"), (b) if certain strategic transactions are consummated, a bonus of $750,000 (the "Transaction Bonus"), (c) upon the execution of the retention agreement, a payment of $450,000 in cash, and (d) an additional award of shares of the Company's Common Stock with a fair market value of $300,000 (the "Signing Shares"). If Mr. Zaccaro is terminated without cause, he shall be paid the Bonus and Signing Shares and, in certain circumstances, may be paid the Transaction Bonus. Mr. Zaccaro has deferred his receipt of both the Bonus Shares and the Signing Shares. Under certain circumstances upon termination of employment, Mr. Zaccaro could be required to return or refund any Bonus or Signing Shares and would not be paid the Transaction Bonus.

      Under the terms of an employment agreement with the Company, Harold E. Nash III, a former Executive Vice President of the Company received shares of the Company's Common Stock with a fair market value equal to $500,000. Mr. Nash may be entitled to receive a bonus of $475,000 if certain strategic transactions are consummated on or before September 1, 2000. Mr. Nash resigned from the Company effective as of May 1999. Pursuant to the terms of a separation agreement with the Company dated April 10, 2000, Mr. Nash is entitled to receive or has received the following: (a) one month's vacation pay; (b) Common Stock having a fair market value of $243,750; and (c) a limited release from his non-competition agreement. In return therefor, Mr. Nash was obligated to return his unexercised options to the Company and agreed that the compensation paid to him pursuant the Separation Agreement (as well as the aforementioned transaction bonus, if applicable), represented all compensation due him from the Company.

      On November 4, 1999, the Company entered into a consulting agreement with Robert M. Kaufman, its former chief executive officer. The term ran through January 15, 2000 with a consulting fee of $20,833 per month. In addition, Mr. Kaufman was awarded bonus shares, the fair market value of which was $500,000, under the Company's 1996 Equity Incentive Plan. Additionally, Mr. Kaufman received reimbursement of $6,522 for his legal fees associated with his entering into the Consulting Agreement. Mr. Kaufman would also be entitled to a bonus of $750,000 if certain strategic transactions are consummated on or before September 15, 2000. The Consulting Agreement superceded a letter agreement between the Company and Mr. Kaufman dated March 22, 1999, pursuant to which Mr. Kaufman was retained by the Company as a consultant in exchange for an annual fee of $250,000 and continued option vesting and health coverage.

      Pursuant to the terms of a separation agreement with the Company dated January 7, 2000, Marc H. Benson, the Company's former President, is entitled to receive or has received Common Stock having a fair market value of $159,346. In return therefore, Mr. Benson granted the Company a release.

Stock Option Plans

Restated 1991 Combination Stock Option Plan.

      The Company's Restated 1991 Combination Stock Option Plan, as amended and restated to date (the "1991 Plan"), was adopted initially in October 1991 and has been amended several times subsequently. The number of shares currently reserved for issuance under the 1991 Plan is 400,000. The purpose of the 1991 Plan is to provide long-term incentives and rewards to the Company's key employees, officers, directors and others in a position to contribute to the success of the Company. In 1999, the Company granted options to purchase 100,000 shares of Common Stock to certain of the Company's current and former executives.

1995 Non-Qualified Stock Option Plan.

      Directors who are not also employees of the Company are eligible to participate in the Company's 1995 Non-Qualified Stock Option Plan (the "1995 Plan"). Under the 1995 Plan, each non-employee director, upon becoming a director, is automatically granted options to purchase 1,200 shares of Common Stock, subject to vesting over three years, and options to purchase additional shares thereafter are based upon the formula provisions of said Plan. The number of shares currently reserved for issuance under the 1995 plan is 36,000.

1996 Equity Incentive Plan.

      In October 1996, the Board of Directors adopted the 1996 Equity Incentive Plan (the "1996 Plan") which currently provides for the award of up to 2,900,000 shares of Common Stock in the form of incentive stock options, non-qualified stock options, restricted stock, performance shares and stock appreciation rights. All employees, directors and consultants of the Company and any of its subsidiaries are eligible to participate in the 1996 Plan. During 1999, a total of 444,092 common shares were granted at no cost to certain current and former executive officers of the Company under the terms of various agreements between the Company and such individuals. The Company recognized compensation expense of $1.0 million from the grant of these shares. Additionally, 25,000 options were granted in 1999 at fair market value at the time of grant. The Company has proposed to increase the number of shares of Common Stock issuable pursuant to the 1996 Plan to 3,400,000 shares. See "Item 2: Proposal to Amend the 1996 Equity Incentive Plan" for more detailed information concerning the 1996 Plan.

Stock Option Grants

      The following is a summary of all stock options granted to the Named Executive Officers during 1999. Where applicable, individual grants are listed separately for each Named Executive Officer. None of Abraham Gosman, Michael Gosman, Andrew Gosman, Marc Benson or Robert Kaufman was granted options to purchase Common Stock during 1999.

                                                                                      Potential Realizable Value at
                            No. of       % of Total                                              Assumed
                            Shares        Options                                      Annual Rates of Stock Price
                          Underlying     Granted to     Exercise                              Appreciation
                           Options       Employees      Price per       Expiration    -----------------------------
Name                       Granted        in 1999       Share($)           Date          5% ($)         10% ($)
----                       -------        -------       --------        ----------       ------         -------
Harold E. Nash, III (2)     30,000         24%           15.875        2/16/2009 (1)    299,511         759,020
Michael J. Zaccaro          30,000         24%           15.875        2/16/2009 (1)    299,511         759,020

-----------
(1)   Vesting in one-quarter increments beginning February 16, 2000.
(2)   Mr. Nash resigned from the Company effective May 2000.

Aggregated Stock Option Exercises and Stock Option Values

      Certain of the Named Executive Officers acquired options during fiscal 1999 as set forth out in the table below. The following table indicates the aggregate value of all exercised and unexercised options held by each Named Officer as of December 31, 1999. None of Abraham, Michael or Andrew Gosman has options to purchase Common Stock.

                                                                         As of December 31, 1999
                                                                         -----------------------
                                                          Number of Shares of
                                                              Common Stock
                            Shares                       Underlying Unexercised           Value of Unexercised
                           Acquired                             Options                In-the-Money Options($)(1)
                              on          Value          ----------------------        --------------------------
Name                       Exercise    Realized($)    Exercisable    Unexercisable   Exercisable     Unexercisable
----                       --------    -----------    -----------    -------------   -----------     -------------
Marc H. Benson (2)            --            --           48,333          51,667           --               --
Harold E. Nash, III (3)       --            --           83,334         111,666           --               --
Michael J. Zaccaro            --            --           46,667          93,333           --               --
Robert M. Kaufman (4)         --            --          151,666              --           --               --

-----------
(1) Value of unexercised, in-the-money options based upon the closing price of the Company's Common Stock on the Nasdaq Stock Market on December 31, 1999 of $2.50.
(2)   Mr. Benson resigned from the Company effective February 2000.
(3)   Mr. Nash resigned from the Company effective May 2000.
(4)   Mr. Kaufman resigned from the Company effective April 1999.

                          COMPENSATION COMMITTEE REPORT

      The Compensation Committee of the Board of Directors, which consists of solely non-employee directors, is responsible for the establishment and administration of the Company's Executive Compensation Program. In addition, the Committee is responsible for granting awards under and administrating the Company's 1991 Plan, 1995 Plan and 1996 Plan.

      The guiding principles of the Compensation Committee in setting compensation for its executive officers and key employees include the alignment of the interests of executive management with those of the Company's shareholders and the establishment of remuneration policies that will allow the Company to compete for and retain individuals with the qualities necessary to contribute to the Company's success. The Committee's objective is to have a significant portion of each executive's compensation package contingent on the Company's operational and, ultimately, financial success. The achievement of individual performance goals is also critical to the Committee's determination of that which constitutes fair compensation. Compensation recommendations are generally made by either the Chairman or the President and are reviewed and approved by the Compensation Committee.

      The two key components of compensation for the Company's executive officers are stock options and annual base salary. In 1999, the Committee approved grants of options to purchase an aggregate of 125,000 shares of Common Stock to all of the employees of Company. The Company's executive officers received options to purchase an aggregate of 60,000 shares of Common Stock, or 48% of the total options granted during 1999. Generally, the stock options vest over a period ranging from three to four years, beginning on the first anniversary of the date of grant. The exercise price for such options on the date of grant is equal, in all cases, to the closing price for the Common Stock as listed on Nasdaq on the date of grant. The Committee believes that the three to four year vesting schedule and fair market value pricing encourage the Company's officers to focus on the long-term success of the Company.

      The base salary of the Company's executive officers, including its Chief Executive Officer, is based on individual performance, as well as an examination of the compensation of persons similarly situated at the Company's competitors. The yearly evaluation of base salary and bonus payments, if any, is critical to the retention and the attraction of qualified and talented personnel with the ability to contribute to the success of the Company. In light of the Company's pursuit of its strategic alternatives during 1999 and the first half of 2000, the consideration of retention of the Company's top executives became a critical component of compensation evaluations. In 1999, the Company paid bonuses to each of Michael Zaccaro, Robert Kaufman and Harold Nash. As described above, under "Executive Compensation," bonuses paid to each of Messrs. Zacarro and Nash were paid to secure the continued services of each officer. The above-described bonus paid to Mr. Kaufman was paid in order to secure his services under a consulting agreement.

      The Company's current Chief Executive Officer, Abraham D. Gosman, has informed the Compensation Committee that he will not take any compensation for his services.

                                              Respectfully submitted,

                                              Robert Cataldo and
                                              Thomas J. Magovern

                                PERFORMANCE GRAPH

      The following graph, as required by the Securities Exchange Act of 1934, compares the relative performance of the Company's Common Stock (as measured by the price per share) against the cumulative market-weight return of the MG Industry Group Index 523 (Long Term Care Facilities) (the "MG Index") and the Standard & Poor's Composite 500 Stock Index (the "S&P 500 Index") for the five-year period commencing December 30, 1994 and ending December 31, 1999.

                         COMPARE CUMULATIVE TOTAL RETURN
                          AMONG CAREMATRIX CORPORATION,
                       S&P 500 INDEX AND INDUSTRY INDEX(1)

[The table below represents a line chart in the printed material.]

                           ---------------------------FISCAL YEAR ENDING-------------------------
COMPANY/INDEX/MARKET       12/30/1994  12/29/1995  12/31/1996  12/31/1997  12/31/1998  12/31/1999
CareMatrix Corp              100.00      178.38      113.51      248.65      264.86       21.62

Long-Term Care Facilities    100.00      102.48      102.52      137.87       86.94       38.22

S&P Composite                100.00      137.58      169.17      225.61      290.09      351.13

                   ASSUMES $100 INVESTED IN DECEMBER 30, 1994
                           ASSUMES DIVIDEND REINVESTED
                      FISCAL YEAR ENDING DECEMBER 31, 1999

(1) Assumes that the value of an investment in shares of the Company's Common Stock, the S&P 500 Index and the MG Index was $100 on December 30, 1994.

                                     ITEM 2.
                PROPOSAL TO AMEND THE 1996 EQUITY INCENTIVE PLAN

      In the opinion of the Board of Directors, the future success of the Company depends, in large part, on its ability to attract, retain and motivate key employees with experience and ability. The Company's 1996 Equity Incentive Plan (the "1996 Plan") currently provides for the award of up to 2,900,000 shares of Common Stock in the form of incentive stock options ("ISOs"), non-qualified stock options ("NSOs"), restricted stock, performance shares and stock appreciation rights. Currently, approximately 2,400 employees of the Company are eligible to participate in the 1996 Plan. As of August 9, 2000, options to purchase 315,564 shares of Common Stock were outstanding under the 1996 Plan and no shares were available for future grant. The closing price of the Company's Common Stock on August 21, 2000 was $.1875.

      In Item 2 of the Notice of Meeting, the Board of Directors proposes to amend the 1996 Plan in order to increase the number of shares of Common Stock available for issuance under the 1996 Plan to 3,400,000 shares. The following is a summary of the material provisions of the 1996 Plan.

Eligibility

      All employees, directors and consultants of the Company and any of its subsidiaries are eligible to participate in the 1996 Plan. The Company currently has approximately 2,400 employees, consultants and directors who are eligible to participate in the 1996 Plan.

Administration

      The 1996 Plan is administered by the Compensation Committee which determines (i) who shall receive awards from those who are eligible to participate in the 1996 Plan, (ii) the type of award to be made, (iii) the number of shares of Common Stock which may be acquired pursuant to the award, and (iv) the specific terms and conditions of each award, including the purchase price, term, vesting schedule, restrictions on transfer and any other conditions and limitations applicable to the awards or their exercise. The Board of Directors, at its discretion, may assume administration of the 1996 Plan.

      Each award may be made alone, in addition to, or in relation to any other award. The terms of each award need not be identical, and the Compensation Committee need not treat participants uniformly. Except as otherwise provided by the 1996 Plan or a particular award, any determination with respect to an award may be made by the Compensation Committee at the time of award or at any time thereafter. The Compensation Committee determines whether awards are settled in whole or in part in cash, Common Stock, other securities of the Company, awards or other property. The Compensation Committee may permit a participant to defer all or any portion of a payment under the 1996 Plan, including the crediting of interest on deferred amounts denominated in Common Stock. Such a deferral may have no effect for purposes of determining the timing of taxation of payments. In the event of certain corporate events, including a merger, consolidation, dissolution, liquidation or the sale of substantially all of the Company's assets, all awards become fully exercisable and realizable.

      The Compensation Committee may amend, modify or terminate any outstanding award, including substituting therefor another award of the same or a different type, changing the date of exercise or realization, and converting an ISO to a NSO, if the participant consents to such action, or if the Compensation Committee determines that the action would not materially and adversely affect the participant. Awards may not be made under the 1996 Plan after September 1, 2006, but outstanding awards may extend beyond such date.

Stock Available for Awards

      The 1996 Plan currently provides for the award for up to 2,900,000 shares of Common Stock. The number of shares of Common Stock issuable pursuant to the 1996 Plan may not be changed except by approval of the stockholders. However, in the event that the Compensation Committee determines that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar transaction affects the Common Stock such that an adjustment is required to preserve the benefits intended to be made available under the 1996 Plan, the Compensation Committee may adjust equitably the number and kind of shares of stock or securities in respect of which awards may be made under the 1996 Plan, the number and kind of shares subject to outstanding awards, and the award, exercise or conversion price with respect to any of the foregoing. If considered appropriate, the Compensation Committee may make provision for a cash payment with respect to an outstanding award. In addition, except in certain limited circumstances, upon the adoption of a plan or agreement concerning a change in control, sale of substantially all the assets, or liquidation or dissolution of the Company, all awards which are not then fully exercisable or realizable become so. Common Stock subject to awards which expire or are terminated prior to exercise or Common Stock which has been forfeited under the 1996 Plan will be available for future awards under the 1996 Plan. Both treasury shares and authorized but unissued shares may be used to satisfy awards under the 1996 Plan.

      The 1996 Plan may be amended from time to time by the Board of Directors or terminated in its entirety; however, no amendment may be made without stockholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement.

      The maximum number of shares of Common Stock that could be awarded to any employee in any one year is 500,000 shares.

Stock Options

      The Compensation Committee may award two types of options: ISOs, which qualify for special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and NSOs that do not qualify for special federal income tax treatment under the Code. The Compensation Committee may also determine the number of shares to be covered by each option, the option price therefor, the term of the option, and the other conditions and limitations applicable to the exercise of the option. As required by the Code, the option price per share of Common Stock purchasable under an ISO may not be less than the fair market value of the Common Stock on the date of award. The option price per share of Common Stock purchasable under a NSO will be determined by the Compensation Committee and may be less than, equal to or greater than the fair market value of the Common Stock on the date of award. The 1996 Plan provides that the option price may not be granted at a price less than fair market value, with exceptions of (i) discounts providing for an exercise price in excess of 85% of fair market value which are granted upon approval of the Committee in lieu of a reasonable amount of salary or cash bonus and (ii) options to purchase less than 10% of the shares authorized to be issued under the 1996 Plan. Options may be exercisable for not more than ten years after the date the option is awarded in the case of ISOs and ten years and one day after the date the option is awarded in the case of NSO. The Compensation Committee may at any time accelerate the exercisability of all or any portion of any option.

      For federal income tax purposes, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of the option. Correspondingly, no deduction is allowed to the Company for federal income tax purposes upon either the grant or the exercise of an ISO.

      If shares acquired upon the exercise of an ISO are not disposed of either within the two-year period following the date the option is granted or within the one-year period following the date the shares are transferred to the optionee pursuant to exercise of the option, the difference between the amount realized on any disposition thereafter and the option price will be treated as long-term capital gain or loss to the optionee. If a disposition occurs before the expiration of the requisite holding periods, then the lower of (i) any excess of the fair market value of the shares at the time of the exercise of the option over the option price or (ii) the actual gain realized on disposition, will be deemed to be compensation to the optionee and will be taxed at ordinary income rates. In such event, the Company will be entitled to a corresponding deduction for federal income tax purposes. Any such increase in the income of the optionee or deduction from the income of the Company attributable to such disposition is treated as an increase in income or deduction from income in the taxable year in which the disposition occurs. Any excess of the amount realized by the optionee on disposition over the fair market value of the shares at the time of exercise will be treated as capital gain.

      "Alternative minimum taxable income" in excess of the taxpayer's exemption amount is subject to the alternative minimum tax, which is imposed at graduated rates of up to 28% on individuals and is payable to the extent it exceeds regular income tax. The excess of the fair market value on the date of exercise over the option price of shares acquired upon exercise of an ISO generally constitutes an item of alternative minimum taxable income for the purpose of the alternative minimum tax, and the payment of any alternative minimum tax resulting therefrom will not increase the optionee's basis for the shares acquired for regular income tax purposes. In addition, if the aggregate fair market value (determined at the time the option is granted) of the Common Stock covered by ISOs which are exercisable for the first time by an individual during a calendar year exceeds $100,000, the amount of the excess will not be treated as shares acquired through the exercise of an ISO.

      Under the Code, a person who is granted a NSO will not have taxable income at the date of grant; however, an optionee who thereafter exercises such an option will be deemed to have received compensation income in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise. The optionee's tax basis for such shares will be increased by the amount which is deemed compensation income. For the year in which a NSO is exercised, the Company will be entitled to a deduction in the same amount as the optionee is required to include in his or her income, provided the Company timely complies with certain reporting requirements. When the optionee disposes of such shares he or she will recognize capital gain or loss.

Stock Appreciation Rights

      A stock appreciation right ("SAR") entitles the participant to receive an amount in cash or shares of Common Stock or a combination thereof having a value equal to (or, if the Compensation Committee shall so determine at the time of grant, less than) the excess of the fair market value of a share of Common Stock on the date of exercise over the fair market value of a share of Common Stock on the date of grant (or over the option price, if the SAR was granted in tandem with an option) multiplied by the number of shares with respect to which the SAR is exercised. Subject to the provisions of the 1996 Plan, the Compensation Committee may award SARs in tandem with a Non-Qualified Stock Option (at or after the award of the option), or alone and unrelated to an option and determine the terms and conditions applicable thereto, including the form of payment. SARs granted in tandem with an option terminate to the extent that the related option is exercised, and the related option terminates to the extent that the tandem SARs are exercised. Generally, SARs granted in tandem with an option will be exercisable at such time or times, and only to the extent that, a related option is exercisable, and shall not be transferable except to the extent that a related option is transferable.

      No income will be recognized by a participant in connection with the grant of an SAR. When the SAR is exercised or when a participant receives payment in cancellation of an option, the participant will generally be required to include as taxable ordinary income in the year of such exercise or payment an amount equal to the amount of cash received and the fair market value of any stock received. The Company will generally be entitled to a deduction for federal income tax purposes at the same time equal to the amount includable as ordinary income by such participant, provided the Company withholds and deducts to the extent required by then applicable law.

Performance Shares

      A performance share ("Performance Share") entitles a participant to acquire shares of Common Stock upon the attainment of specified performance goals. Subject to the provisions of the 1996 Plan, the Compensation Committee may award Performance Shares and determine the performance goals applicable to each such award, the number of such shares for each Performance Cycle, the duration of each Performance Cycle, and all other limitations and conditions applicable to the awarded Performance Shares. There may be more than one Performance Cycle in existence at any one time, and the duration of Performance Cycles may differ from each other. The payment value of each Performance Share shall be equal to the fair market value of one share of Common Stock on the date the Performance Share is earned or, in the discretion of the Compensation Committee, on the date the Compensation Committee determines that the Performance Share has been earned. The Compensation Committee will determine, at or after the time of award, whether payment values will be settled in whole or in part in cash or other property, including Common Stock or awards. All awards of Performance Shares will expressly indicate that they are awarded in lieu of cash.

      No income will be recognized by a recipient in connection with the grant of Performance Shares. When a recipient receives a Performance Share, the recipient will generally be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any Common Stock or other property received. The Company will generally be entitled to a deduction for federal income tax purposes at the same time equal to the amount includable as ordinary income by such recipient, provided the Company timely complies with certain reporting requirements.

Restricted Stock

      An award of restricted stock ("Restricted Stock") entitles the participant to acquire shares of Common Stock for a purchase price per share determined by the Compensation Committee, subject to such conditions and restrictions as the Compensation Committee shall determine. Subject to the provisions of the 1996 Plan, the Compensation Committee may award shares of Restricted Stock and determine the purchase price therefor, the duration of the restricted period during which, and the conditions under which, the shares may be forfeited to or repurchased by the Company, and the other terms and conditions of such awards. The duration of the restricted period shall be at least one year in the case of restrictions conditioned upon specified performance levels and at least three years in the case of restrictions conditioned solely upon the passage of time, except with respect to shares of Restricted Stock representing not more than 10% of the shares authorized to be issued under the 1996 Plan. The Compensation Committee may not modify or waive the restrictions with respect to any Restricted Stock except for Restricted Stock representing not more than 10% of the shares authorized to be issued under the 1996 Plan. Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law. A participant shall have all the rights of a stockholder with respect to the Restricted Stock, including voting and dividend rights, subject to restrictions on transferability and Company repurchase rights or forfeiture conditions and subject to any other conditions contained in the award.

      A recipient of Restricted Stock generally will be subject to tax at ordinary income rates on the fair market value of the Common Stock at the time the Common Stock is no longer subject to forfeiture, less any amount paid for such stock. A recipient who makes an election under Section 83(b) of the Code within 30 days of the date of issuance of the Restricted Stock, however, will recognize ordinary income on the date of issuance equal to the fair market value of the shares of Restricted Stock at that time (measured as if the shares were unrestricted and could be sold immediately), less any amount paid for such stock. If the election is made, no taxable income will be recognized when the shares subject to such election are no longer subject to forfeiture. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares, except that the amount, if any, actually paid for the shares will be a capital loss. The holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the forfeiture period expires (or upon earlier issuance of the shares, if the recipient elected immediate recognition of income under
Section 83(b) of the Code).

Section 162(m) of the Code

      Section 162(m) provides a $1 million limit for deductions of the Company with respect to compensation of the Company's Chief Executive Officer and four other most highly compensated executive officers. Stock options (whether qualified or non-qualified) will be excluded from this limitation provided that the 1996 Plan provides for the maximum aggregate amount of options granted thereunder, the exercise price of the option is equal to the fair market value of the Company's shares subject to the option on the date of grant, and certain other requirements, relating to the composition of the Compensation Committee and shareholder disclosure and approval of the 1996 Plan, are met. Further, the compensation element of grants of restricted stock is not excluded from this limitation. Therefore, it is possible that at a future point in time the Company's deduction for executive compensation could be subject to the $1 million limitation.

      Future awards under the 1996 Plan are subject to the discretion of the Compensation Committee. Therefore, it is impossible to indicate the specific awards that will be granted to or benefits that will be received by any individual participant or any group of participants under the 1996 Plan.

Board Recommendation

      The Board of Directors believes that approval of the amendment to the 1996 Plan to increase the number of shares available under the 1996 Plan to 3,400,000 is in the best interests of the Company and its stockholders and recommends a vote "FOR" the proposal contained in Item 2 of the Notice of Meeting.

                                     ITEM 3.
                            APPROVAL OF REVERSE SPLIT

      Effective as of August 7, 2000, the Board of Directors adopted, subject to stockholder approval, a resolution to authorize an amendment to the Company's Certificate of Incorporation to effectuate a one for eighteen reverse split of the shares of the Company's Common Stock (the "Reverse Split").

      If approved by the stockholders, the Reverse Split would become effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State concerning effecting such change (the "Effective Time"). It is expected that the Effective Time will be promptly after approval of the Reverse Split by the stockholders. Without any further action on the part of the Company or the stockholders, the shares of Common Stock held by stockholders of record as of the Effective Time would be converted at the Effective Time into the right to receive a number of post-split shares of the Company's Common Stock ("New Common Stock") equal to the number of their pre-split shares of Common Stock divided by eighteen, adjusted, as described below, for any fractional shares.

      Assuming the Reverse Split is effected, each stockholder's percentage ownership interest in the

Company and proportional voting power will remain unchanged, except for minor differences resulting from adjustments for fractional shares. The rights and privileges of the holders of shares of Common Stock will be substantially unaffected by the Reverse Split.

      No certificates or scrip representing fractional shares of the Company's Common Stock will be issued to stockholders because of the Reverse Split. All fractional shares of one-half share or more will be increased to the next higher whole number of shares, and all fractional shares of less than one-half share will be decreased to the next lower whole number of shares, respectively. A holder of fewer than 10 shares will receive nothing in the Reverse Split.

Implementation of the Reverse Split

      The Reverse Split will be formally implemented by filing with the Secretary of State of the State of Delaware a Certificate of Amendment amending
Section 1 of Article Fourth of the Company's Restated Certificate of Incorporation to add the following Paragraph 4:

      "4. Effective as of 5:00 p.m., Eastern time, on the date of filing with the Secretary of State of the State of Delaware of the Certificate of Amendment to the Restated Certificate of Incorporation, all outstanding shares of Common Stock held by each holder of record on such date shall be automatically combined at the rate of one-for-eighteen without any further action on the part of the holders thereof or the Corporation. No fractional shares shall be issued. All fractional shares for one-half share or more shall be increased to the next higher whole number of shares and all fractional shares of less than one-half share shall be decreased to the next lower whole number of shares, respectively."

Reasons for the Reverse Split

      The trading market for the Common Stock is currently the Nasdaq National Market. One of the requirements for continued listing on the Nasdaq National Market is a minimum bid price of $1.00 per share. The per share bid price of the Common Stock has been less than $1.00 since May 2, 2000. On August 9, 2000, the last reported closing bid price of the Common Stock on the Nasdaq National Market was $0.375 per share. On July 7, 2000, the Company received a letter from Nasdaq stating that the Common Stock would be delisted if, among other conditions, on or before October 9, 2000 the Common Stock fails to evidence a closing bid price of at least $1.00 per share and immediately thereafter evidence a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days (the "Minimum Price Condition"). The Common Stock could also be delisted from the Nasdaq National Market as the result of a failure to comply with the minimum requirements regarding the market value of the Company's public float or if its tangible net worth were to fall below $4.0 million (as of June 30, 2000, the Company's tangible net worth was below $4.0 million). Additionally, Nasdaq has also notified the Company that in order to maintain listing it must timely file all periodic reports required by the Securities and Exchange Commission and Nasdaq for all reporting periods ending on or before June 30, 2001.

      The Company believes that the increased share price expected to result from the Reverse Split could enable the Company to meet the Minimum Price Condition, but there is no assurance that such result will occur. If the Company's Common Stock were delisted from the Nasdaq National Market and not subsequently listed on a national exchange, the Common Stock would trade on the OTC Bulletin Board, a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter equity securities. The Board of Directors believes that the delisting of the Common Stock from the Nasdaq National Market would have a negative impact on the liquidity of the Common Stock.

      Furthermore, if the Common Stock were delisted and were ineligible to be traded on either a national securities exchange or automated trading market, such an event would constitute a Repurchase Event, as defined under the Company's $115,000,000 original principal amount of 6.25% Convertible Subordinated Notes. In a Repurchase Event, the holders of the Notes could exercise a put option and require the Notes to be repaid. Such an event would likely result in the Company filing for protection under Chapter 11 of the United States Bankruptcy Code. In the event the Company's Common Stock were delisted as a result of any of the factors described above, the Company believes that, if its filings with the Securities and Exchange Commission are then current, its Common Stock might be able to be listed on another national securities exchange, or alternatively, might be able to be listed on an automated trading market, and that in such event, any delisting by Nasdaq would not cause a Repurchase Event.

      There can be no assurance that any of the intended effects of the Reverse Split will occur. There can be no assurance that the market price of the New Common Stock will increase to at least $1.00 per share if the Reverse Split is effected or that the Company will be able to maintain the listing of the New Common Stock on the Nasdaq National Market. In addition, there can be no assurance that the market price of the New Common Stock immediately after implementation of the Reverse Split will be maintained for any period of time, that such market price will approximate any particular multiple of the market price of the Common Stock before the Reverse Split, or that such market price will exceed or remain in excess of the current market price of the Common Stock.

Effects of the Reverse Split

      If the Board of Directors effects the Reverse Split after receiving stockholder approval, the total number of shares of Common Stock held by each stockholder would be converted automatically into a right to receive a number of shares of New Common Stock of the Company equal to the number of shares of Common Stock owned immediately prior to the Reverse Split divided by eighteen, adjusted, as described above, for any fractional shares. The Reverse Split would not affect any stockholder's proportionate equity interest in the Company except for minor differences resulting from fractional shares. None of the rights currently accruing to holders of Common Stock, or options or warrants and rights to purchase Common Stock, will be affected by the Reverse Split except as set forth in the following paragraph.

      The Company has previously issued, and has outstanding, various options, warrants and rights to purchase 6,086,948 shares of its Common Stock. If the Reverse Split is approved by the stockholders at the Annual Meeting, in general, both the exercise price and the number of shares subject to each such option, warrant and right will be affected by the Reverse Split. In most instances, the exercise price of an option, warrant or right will increase by a multiple of 18, and the number of shares subject to such option, warrant or right will be reduced by dividing such number by 18.

      The Reverse Split would have no effect on the number of authorized shares of Common Stock or the par value of the stock. The number of issued and outstanding shares of Common Stock of the Company on August 9, 2000 was 19,396,063. Based upon the Company's best estimate, the aggregate number of shares of New Common Stock that will be issued and outstanding after giving effect to the Reverse Split is 1,077,559. The shares of New Common Stock will be fully paid and non-assessable. The voting and other rights that currently characterize the Common Stock will not be changed by the Reverse Split. The Reverse Split will not result in any change in the business, management, assets, liabilities or net worth of the Company.

      The Reverse Split will result in some stockholders holding odd lots of the New Common Stock (blocks of less than 100 shares). Because broker/dealers typically charge a higher commission to complete trades in odd lots of securities, the transaction costs may increase for those stockholders who will hold odd lots after the Reverse Split.

      Stockholders have no right under Delaware law or under the Company's Certificate of Incorporation or Bylaws to dissent from the Reverse Split or to dissent from the rounding to the nearest whole share of any fractional share resulting from the Reverse Split in lieu of issuing fractional shares.

      The Reverse Split may be abandoned by the Board of Directors at any time before, during or after the Annual Meeting and prior to the Effective Time, whether or not the Company is otherwise in compliance with the listing requirements of the Nasdaq National Market.

Exchange of Stock Certificates

      If the Reverse Split is effected, as soon as practicable after the Effective Time, the Company will send a letter of transmittal to each stockholder of record at the Effective Time for use in transmitting certificates representing shares of Common Stock ("old certificates") to the Company's transfer agent, Computershare Investor Services, Inc. (the "Exchange Agent"). The letter of transmittal will contain instructions for the surrender of old certificates to the Exchange Agent in exchange for certificates representing the appropriate number of whole shares of New Common Stock. No new certificates will be issued to a stockholder until such stockholder has surrendered all old certificates together with a properly completed and executed letter of transmittal to the Exchange Agent.

      Upon proper completion and execution of the letter of transmittal and return thereof to the Exchange Agent, together with all old certificates, a stockholder will receive a new certificate or certificates representing the number of whole shares of New Common Stock into which their shares of Common Stock represented by the old certificates have been converted as a result of the Reverse Split. Until surrendered, outstanding old certificates held by stockholders will be deemed for all purposes to represent the number of whole shares of New Common Stock to which such stockholders are entitled as a result of the Reverse Split. Stockholders should not send their old certificates to the Exchange Agent until they have received the letter of transmittal. Shares not presented for surrender as soon as is practicable after the letter of transmittal is sent shall be exchanged at the first time they are presented for transfer.

      No service charges will be payable by stockholders in connection with the exchange of certificates, all expenses of which will be borne by the Company.

Federal Income Tax Consequences

      The following description of Federal income tax consequences is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. This discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers or insurance companies). Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

      The exchange of shares of Common Stock for shares of New Common Stock will not result in recognition of gain or loss under Section 1036 of the Code. The holding period of the shares of New Common Stock will include the stockholder's holding period for the shares of Common Stock exchanged therefor, provided that the shares of Common Stock were held as a capital asset under Section 1223 of the Code. The adjusted basis of the shares of New Common Stock will be the same as the adjusted basis of the shares of Common Stock exchanged therefor under
Section 1031(d) of the Code.

Vote and Board Recommendation

      The affirmative vote of the holders of a majority of all of the outstanding shares of Common Stock of the Company is required to approve the Reverse Split. The Board of Directors recommends a vote "for" the proposal to approve the Reverse Split.

                              CERTAIN TRANSACTIONS

      As used herein, "Chancellor" or a "Chancellor Entity" is Chancellor Senior Housing Group, Inc. or a company in which Abraham D. Gosman has an ownership interest in excess of 90%. The Company provides and will continue to provide development, management and other services in connection with the establishment of assisted living facilities, skilled nursing facilities and other health care facilities to or for the benefit of Chancellor, which will be the owner of the new facilities. In addition to Mr. Gosman, certain current and former members of the Company's senior management also have an ownership interest in Chancellor.

      During 1999, the Company recognized approximately $4.9 million in development fee revenue and other income from development and consulting agreements with various Chancellor Entities.

      During 1999, the Company recognized approximately $15.7 million in management fee revenue from management services performed for various Chancellor Entities. During 1999, Chancellor sold its interests in nine facilities to various third-parties. The Company had been managing these facilities and terminated its management agreements in connection with the sales. Such terminated management agreements accounted for $1.8 million of the 1999 management fee revenue.

      During 1999, the Company entered into six long-term management agreements (three in Florida, two in New Jersey, and one in New York) with Chancellor Entities. The management agreements have terms of 15 years. Under the terms of these agreements, the Company is responsible for all facility expenses other than debt service and is reimbursed for such expenses.

      The Company leases various facilities from Chancellor Entities. Lease terms are generally for periods of 15 years or less with at least three five-year renewal options. Rent on the facilities is equal to either debt service or, in the case of Chancellor Entities with third-party partners, debt service plus a specified percentage of cash flow. Leases may contain fair market value purchase options. At December 31, 1999, the Company leased Chancellor Entity facilities in Arizona, Connecticut, Massachusetts and New Jersey. In 1999, the Company recorded lease expense related to the various Chancellor Entity lessors of approximately $19.0 million.

      During 1999, Chancellor reimbursed the Company for services provided by certain of the Company's executive officers and other employees in the amount of approximately $2.8 million in connection with the development of projects by the Company and Chancellor. The value of such services was determined based upon the commitment of time by the applicable employee to the Chancellor projects relative to such employee's annual base salary paid by the Company.

      During the quarter ended December 31, 1999, the Company purchased the rights to certain Chancellor Entities' interests in specified development projects for $2.9 million. Such purchase price was based on the estimated net fair market value of the projects, including the Company's accrued but unpaid development fees.

      During the quarter ended September 30, 1999, the Company purchased a Chancellor Entity's rights to receive future cash flow distributions related to development projects for $1.7 million. The purchase price was based on the expected value of the future gross cash flows. The Company also purchased options to purchase land related to two development projects in Connecticut from certain Chancellor Entities for approximately $1.2 million. The purchase price was based on the respective Chancellor Entities' investment in each project.

      During 1999, the Company paid a Chancellor Entity $4.2 million to purchase, at estimated fair market value, an interest in a limited partnership. The Chancellor Entity has guaranteed the value of the investment at $4.2 million. The Company received $3.3 million upon the liquidation of the investment in the fourth quarter of 1999. The $0.9 million difference between the purchase price and the amount received is owed by such Chancellor Entity to the Company accrues interest at the same rate as the Company does under its line of credit with an unrelated third party bank.

      During 1999, the Company paid certain Chancellor Entities $4.0 million for the right to receive each such Chancellor Entity's share of cash flow for two facilities which are owned 50% by a Chancellor Entity and 50% by third parties. The Company also purchased options to purchase two parcels of land from certain Chancellor Entities for approximately $4.0 million. One parcel of land was subsequently sold resulting in a gain of approximately $25,000.

      In addition, during 1999, the Company paid various Chancellor Entities $5.8 million related to prepaid rent for three facilities which it is currently leasing. The Company has also paid various Chancellor Entities $14.3 million related to lease rights for nine facilities which the Company is currently managing. The amount of the payment for the lease rights is based upon the less of the one year's debt service or the Chancellor Entity's investment in the related project.

      During 1999, the Company paid a Chancellor Entity $2.0 million for development and management rights related to a senior community in New Jersey, the purchase price for which was based on expected earnings from the development of the senior community.

      During 1999, as part of its evaluation of strategic alternatives, the Company terminated approximately 30 projects in its development pipeline as a result of both Chancellor's inability to obtain adequate financing to continue developing these projects and the Company's decision to discontinue projects in markets where competitive factors have resulted in slower than expected facility fill rates and overbuilding.

      During 1999, the Company recorded interest income of $3.4 million from various Chancellor Entities related primarily to amounts owed pursuant to various development and management agreements and other advances. At December 31, 1999, Chancellor Entities owed the Company an aggregate of $16.9 million. Such outstanding amounts earned interest at the same rate as the Company pays under its line of credit with an unrelated third-party bank. During 1999, primarily as a result of negotiations during the Company's evaluation of strategic alternatives, the continued deterioration in the skilled nursing business, and the decisions of certain third-parties to terminate development projects, the Company recorded charges totaling $30.4 million to write-down to their estimated net realizable value certain Chancellor accounts receivable and other long-term assets.

      During 1999, to assist it in evaluating strategic alternatives, the Company entered into a consulting contract with a company controlled by Robert Cataldo, a member of the Company's Board of Directors. The contract may be terminated by either party upon 30 days notice. The fee under the agreement is $40,000 per month and the term runs through December 31, 2000. The Company made payments of approximately $200,000 in 1999 related to this contract.

      During the quarter ended March 31, 2000, the Company sold its interest in a sublease with a Chancellor Entity to a third-party. The Chancellor Entity leased this facility from a third-party. As consideration for the sale, the Company received cash of $2.4 million and expense and other credits in

March 2000 of $1.25 million from certain other Chancellor Entities related to facilities the Company currently leases from Chancellor. The Company recorded a charge of $2.4 million to write-off the unamortized portion of its lease investment.

      It is the general policy of the Company not to enter into any transaction, or amend in a manner adverse to the Company any existing transaction, in which an affiliate of the Company has a material interest, unless a majority of the disinterested directors approve the terms thereof.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, as of August 18, 2000 (except where otherwise indicated), certain information regarding the beneficial ownership of shares of Common Stock (i) by each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) by each director and each director nominee, (iii) by each of the Named Executive Officers of the Company, and (iv) by all current directors and executive officers as a group. Except as indicated in the footnotes, all of such shares of Common Stock set forth in the following table are owned directly, and the indicated person has sole voting and investment power with respect to all Common Stock shown as beneficially owned by such person:

                                                                   Shares of Common Stock
                                                                     Beneficially Owned
                                                                     ------------------
Name of Beneficial Owner                                    Number                     Percentage(1)
------------------------                                    ------                     -------------
Abraham D. Gosman (2)                                      7,544,313                       38.9%
Andrew D. Gosman (3)(4)                                    1,528,309                        7.9%
Michael M. Gosman (3)                                      1,527,309                        7.9%
Michael J. Zaccaro                                           148,010                          *
Harold E. Nash, III (5)                                            0                          *
Robert M. Kaufman (6)                                              0                          *
Robert Cataldo                                                14,066                          *
Thomas J. Magovern                                                 0                          *
All directors and executive officers as a group
(9 persons including certain of the
   above-named individuals)                                7,707,389                       39.7%

-----------
*     Less than 1%

(1) Percentages shown are based on 19,396,063 shares of Common Stock outstanding as of August 18, 2000, plus, as to each individual and group listed, the number of shares of Common Stock deemed to be owned by such holder pursuant to Rule 13d-3 under the Exchange Act.

(2) Consists of (i) 4,378,503 shares of Common Stock held of record by Chancellor Partners Limited Partnership I ("CPLP I"), (ii) 3,069,250 shares of Common Stock held of record by Chancellor Partners Limited Partnership II ("CPLP II"), (iii)3,000 shares held directly by Mr. Gosman, and (iv) a warrant to purchase 91,761 shares of Common Stock, which is currently exercisable. Mr. Gosman is the sole shareholder of CLP, Inc., which is the sole general partner of each of CPLP I and CPLP II. As general partner of CPLP I, CLP, Inc. has sole voting and dispositive power over the shares held by such partnership. As general partner of CPLP II, CLP, Inc. has sole dispositive power over the shares held by such partnership and sole voting power with respect to 14,632 shares held by CPLP II. CPLP II's sole limited partner, Chancellor Partners Business Trust (of which Andrew and Michael Gosman are trustees and shareholders) has sole voting power over the remainder of such shares. Mr. Gosman's business address is 197 First Avenue, Needham, MA 02494.

(3) CPLP II, the sole limited partner of which is Chancellor Partners Business Trust ("CPBT"), is the record owner of 3,069,250 shares of Common Stock. Pursuant to the terms of the partnership agreement of CPLP II, CPBT has sole voting power over all but 14,632 of such shares. Pursuant to the terms of CPBT's declaration of trust, each of Andrew D. Gosman and Michael
      M. Gosman, which are CPBT's sole trustees and shareholders, has voting power with respect to one-half of the shares held by CPLP II (excluding the aforementioned 14, 632 shares), or 1,527,309 shares. Andrew D. Gosman and Michael M. Gosman's business address is 197 First Avenue, Needham, MA 02494.

(4)   Also includes 1,000 shares of Common Stock held directly by Andrew Gosman.

(5)   Mr. Nash resigned from the Company effective May 2000.

(6)   Mr. Kaufman resigned from the Company effective April 1999.

                            PROPOSALS OF STOCKHOLDERS

      Proposals of stockholders intended to be presented at the next annual meeting of stockholders must be received by the Company at its principal executive offices by May 21, 2001 for inclusion in the proxy statement and form of proxy relating to that meeting and must comply with the applicable requirements of the federal securities laws.

      The By-laws of the Company specify when a stockholder must submit nominations for director for consideration at a stockholders' meeting in order for those nominations to be considered at the meeting. In order for the nominations to be considered at the meeting, the stockholder making them must have given timely notice in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company, 197 First Avenue, Needham, Massachusetts 02494, not less than 14 days nor more than 60 days prior to the meeting; except that in the event that less than 21 days' notice or prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received no later that the close of business on the fifth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

      A stockholder's notice to the Secretary concerning nominations for director shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director the name, age, business address and, if known, residence address of each nominee proposed in such notice, the principal occupation or employment of such nominee, and the number of shares of Common Stock beneficially owned by such nominee; and (b) as to the stockholder giving notice (i) the stockholder's name and address, as they appear on the Company's books and (ii) the class and number of shares of the Company's stock that are beneficially owned by such stockholder.

      A stockholder's notice to the Secretary with respect to other proposals shall set forth as to each matter the stockholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting, (b) the stockholder's name and address, as they appear on the Company's books, (c) the class and number of shares of the Company's stock that are beneficially owned by the stockholder and (d) any material interest of the stockholder in such business.

                    ANNUAL REPORT AND INDEPENDENT ACCOUNTANTS

      The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1999, including financial statements and the report of PricewaterhouseCoopers LLP ("PWC") thereon, is being mailed herewith to each of the Company's shareholders of record at the close of business on August 9, 2000. The Board of Directors has selected PWC as the Company's independent accountants for the current fiscal year. Representatives of PWC are expected to be present at the Annual Meeting where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                  OTHER MATTERS

      The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as shown above. However, if any such other business should come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxies in respect of any such business in accordance with their best judgment.

      The cost of preparing, assembling and mailing this proxy material will be borne by the Company. The Company may solicit proxies otherwise than by use of the mail, in that certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. Such assistance may take the form of personal, telephonic or written solicitation or any combination thereof. The Company has hired D.F. King and Co., Inc. as its outside paid proxy solicitor to solicit proxies by use of the mails, in person, by telephone, by facsimile transmission or by other means of communication for a fee of approximately $5,000 plus expenses. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

                           INCORPORATION BY REFERENCE

      The Company hereby incorporates by reference its Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed on July 5, 2000 (the "10-K"), its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000 filed on July 17, 2000 and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000 filed on August 14, 2000 in their entirety. The 10-K is enclosed herewith as part of the Company's Annual Report. The Company will provide copies of the 10-Qs by first class mail, without charge, to each person to whom a proxy statement is delivered, upon written or oral request of such person within one business day of the Company's receipt of such request. Any such request should be directed to the Company's Secretary at the Company's offices located at 197 First Avenue, Needham, Massachusetts 02494.


                                             By Order of the Board of Directors,


                                             David B. Currie
                                             Secretary

August 24, 2000

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD SEPTEMBER 18, 2000

Carematrix Corporation

The undersigned, having received the Notice of Annual Meeting of Stockholders and the Board of Directors' Proxy Statement (the "Proxy Statement"), hereby appoint(s) Abraham D. Gosman and Robert Cataldo and each of them, Proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of Stockholders of CareMatrix Corporation to be held September 18, 2000, and all adjournments thereof (the "Meeting"), and there to vote all shares of Common Stock of CareMatrix Corporation that the undersigned would be entitled to vote, if personally present, in regard to all matters which may come before the meeting.

The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority (i) to consider and act upon such business, matters or proposals other than the business set forth below as may properly come before the Meeting and (ii) with respect to the election of directors in the event that any of the nominees is unable or unwilling to serve. The Proxy when properly executed will be voted in the manner specified herein. If no specification is made, the Proxies intend to vote FOR all nominees for director, FOR the amendment of the Company's 1996 Equity Incentive Plan and FOR the one for eighteen reverse stock split.

                                                       CONTINUED ON REVERSE SIDE

Please mark vote as in this example. |X|

1. For the election of all nominees listed below (except as otherwise indicated).

      Nominees: Abraham D. Gosman, Andrew D. Gosman, Michael M. Gosman, Robert Cataldo and Thomas J. Magovern
      |_| FOR all nominees        |_| WITHHOLD from all nominees

      __________________________________________________________________________
      |_| FOR all nominees, except those listed on the line above

2.    For the approval of the amendment to Company's 1996 Equity Incentive Plan.
      |_| FOR the amendment       |_| AGAINST the amendment        |_| ABSTAIN

3.    For the one for eighteen reverse stock split.
      |_| FOR the reverse split   |_| AGAINST the reverse split    |_| ABSTAIN

================================================================================
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Mark here for address change and note below. |_|


_____________________________________        ____________
Signature                                    Date


_____________________________________        ____________
Signature                                    Date

In signing, please write name(s) exactly as appearing in the imprint on this card. For shares held jointly, each joint owner should sign.

If signing as executor, or in any other representative capacity, or as an officer of a corporation, please indicate your full title as such.